Exhibit 99.1

NEWS

For Release         Immediate

Contacts            (News Media) Tony Zehnder, EVP, Corporate Communications
                    312.396.7086
                    (Investors) Lowell Short, SVP, Investor Relations
                    317.817.6238



                Walseth Joins Conseco as Executive Vice President

Carmel, Ind., April 21, 2006: Conseco, Inc. (NYSE:CNO) today announced that Daniel G. Walseth has been named executive vice president, general counsel and secretary of the company.

"I am excited that Dan is joining our leadership team," said Conseco's President and CEO William S. Kirsch. "His breadth of legal and insurance industry experience will be a valuable asset to Conseco as we pursue our vision of becoming a premier insurance company in supplemental health products, life insurance and annuities."

Walseth formerly was with Thrivent Financial For Lutherans, where he most recently served as vice president and senior associate general counsel. His prior experience includes senior vice president, general counsel and corporate secretary at Lutheran Brotherhood Fraternal Benefit Society and senior positions at ITT Hartford Life Insurance Companies and ITT Life Insurance Corporation.

Walseth holds a J.D. degree from the University of Minnesota, and a B.A. degree from St. Olaf College, and is a Chartered Life Underwriter and a Chartered Financial Consultant from American College. He is a member of the American Bar Association, the Minnesota State Bar Association, the Hennepin County Bar Association, the Association of Corporate Counsel, the Association of Life Insurance Counsel and the Society of Financial Service Professionals.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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